Exhibit 99.1
Press Release
For Immediate Release
Brooks Automation Announces Agreement to Sell Contract Manufacturing
Services Business to Celestica and Updates Expectations for March Quarter Financial Results
Chelmsford, Massachusetts April 21, 2011 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that the Company has entered into a definitive agreement to sell it’s contract manufacturing business based in Portland, OR to subsidiaries of Toronto, Canada based Celestica Inc. for approximately $80 million in cash, subject to adjustment based on the working capital at closing. Assuming satisfaction of customary closing conditions, the Company anticipates the closing of this transaction within the current fiscal quarter.
Dr. Steve Schwartz, President & CEO of Brooks, stated “The sale of our contract manufacturing business is a significant step as we continue to move our focus towards technology driven solutions for controlled temperature and pressure environments. We plan to use the cash generated from this transaction in the initiatives that will leverage our existing technology capabilities, particularly into market sectors other than wafer front end semiconductor capital equipment.”
“Celestica is a highly capable global company that should be in a position to benefit from some of the unique capabilities within the Brooks contract manufacturing business and ensure the highest level of continuing service to our mutual customers”, continued Dr. Schwartz.
Martin S. Headley, Executive Vice-President & CFO of Brooks, noted “The contract manufacturing business had stand-alone revenues of approximately $135 million for the six months ended March 31, 2011. Approximately $40 million of these revenues were either for component products that will continue to be supplied by Brooks after this transaction or for sub-systems that the contract manufacturing operations will continue to produce for Brooks. Thus Brooks would have reported a reduction in revenues without the contract manufacturing operations of approximately $95 million for the six months ended March 31, 2011.”
“Brooks estimates that Net Income would have been reduced by approximately $8.0 million for the six months ended March 31, 2011 if this divestiture had occurred before the current fiscal year. Management anticipates that continuing growth initiatives will rapidly offset a proportion of this impact”, added Mr. Headley. “Without the contract manufacturing business and including the benefit of the continuing commerce with that business, the core technology and service businesses of Brooks would have reported gross margins of approximately 38% for the six months ended March 31, 2011.”
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Brooks Automation, Inc. • 15 Elizabeth Drive • Chelmsford, Massachusetts 01824 • (978)262-2400 • www.brooks.com.

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The Company indicated that the gain on sale of the contract manufacturing operations is expected to be between $42 and $46 million.
GCA Savvian served as the financial advisor on this transaction and Needham & Company provided a fairness opinion to the board of directors.
In conjunction with the announcement of the sale of the contract manufacturing business, the Company provided an update on current financial performance and indicated that revenues for the Company’s second quarter of fiscal 2011 ended on March 31, 2011 are expected to be between $192 and $193 million. This compares with revenue guidance previously provided for the quarter of at least $185 million. Based on the stronger revenue and margin performance, the Company now expects diluted earnings per share for the quarter just ended of between $0.40 and $0.42 as compared to previous guidance of between $0.33 and $0.37. Brooks management advised that their regular earnings call to discuss the final quarterly results in detail will be held after the close of markets on Thursday, May 5, 2011.
The Company also announced that on April 1, 2011 it completed the acquisition of RTS Life Sciences, a UK based provider of automation solutions to Life Sciences markets. “The RTS acquisition represents the first small step in a broader strategy to leverage the capabilities of Brooks into Life Science Systems markets”, noted Dr. Schwartz. The Company disclosed a purchase price of approximately $3.3 million, net of cash on hand, for this business.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions. Our products and services are meeting the needs of customers across a broad spectrum of applications and industries with the global semiconductor manufacturing sector as our largest served market. When demanding productivity and availability objectives are essential factors for success, customers throughout the world turn to Brooks Automation, Inc. For more information go to www.brooks.com or email sales@brooks.com.
Brooks Automation, Inc. • 15 Elizabeth Drive • Chelmsford, Massachusetts 01824 • (978)262-2400 • www.brooks.com

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“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934.
These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and profit expectations. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
Contact:
Martin S. Headley
Executive Vice-President & Chief Financial Officer
Brooks Automation, Inc.
978-262-2400
www.brooks.com
Brooks Automation, Inc. • 15 Elizabeth Drive • Chelmsford, Massachusetts 01824 • (978)262-2400 • www.brooks.com